Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements No. 333-26097 and No. 333-82417 on Form S-3 and No. 33-95546, No. 33-95548, No.
33-95550, No. 333-02560, No. 333-82393, No. 333-82411, No. 333-46680 and No.
333-75774 on Form S-8 of our report dated February 14, 2003, except for Note 18, as to which the date is March 25, 2003, and Note 19, as to which the date is August 14, 2003, relating to the consolidated financial statements of GrafTech International Ltd. as of December 31, 2001 and 2002 and for the years then ended (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002 and includes an explanatory paragraph relating to reclassifications in the 2000 financial statements to give retroactive effect to the Company's discontinued operations, change in segments, and adoption of Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections) appearing in Form 8-K of GrafTech International Ltd. (formerly UCAR International Inc.) and Subsidiaries filed on August 18, 2003.


/s/ Deloitte & Touche LLP


Philadelphia, Pennsylvania
August 14, 2003